Emmaus Holdings, Inc. 8-K/A

Exhibit 10.4

LICENSING AGREEMENT

Agreement effective as of March 7, 2001 (“Effective Date”) by and between Orphan Drug International, L.L.C., a California Limited Liability Company, with its principal place of business at 27916 Alvarez Dr., Rancho Palos Verdes, CA 90275 (hereinafter referred to as “ODI”) and the Harbor-UCLA Research and Education Institute, a nonprofit corporation, with its principal place of business 1124 W. Carson St., Torrance, CA 90502-2064 (hereinafter referred to as “REI”).

PREAMBLE

WHEREAS, REI is the owner of certain rights in technology as later described herein;

WHEREAS, REI desires to have such rights utilized to promote the public interest by granting a license hereunder,

WHEREAS, ODI has represented to REI that ODI wishes to commercialize such technology for the public interest and

WHEREAS, ODI desires to obtain a license to said rights upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I – Definitions

1.1	“Invention” shall mean the L-glutamine therapy for sickle cell diseases and thalassemia, covered by the Patent Rights, together with any Technical Information as herein defined.

1.2
“Technical Information” shall mean non-public and proprietary know-how, non-public information, tangible research property, clinical data, or grant applications, related to therapies and treatments for sickle cell disease and thalassemia that provide a commercial advantage and which are transferred from REI or any of Drs. Yutaka Niihara, Charles R Zerez, or Kouichi R. Tanaka to ODI pursuant to this Agreement.

1.3	“Patent Rights” shall mean rights under United States Patent No. 5,693,671, together with any reissue or reexamination that may issue therefrom.

1.4
“Licensed Products” shall mean any product which is sold for use in carrying out the Licensed Method which is covered by the Patent Rights and/or which incorporates or utilizes proprietary Technical Information.

1.5	“Licensed Method” shall mean any method which is covered by the Patent Rights and/or which incorporates or utilizes proprietary Technical Information

1.6	“Field of Use” shall mean use of the Invention for treatment of sickle cell diseases and thalassemia.

1.7	“Territory” shall mean the entire world.

1.8
“Affiliate” shall mean any corporation, limited liability company, or other business entity which assumes the rights and obligations of ODI hereunder and which is controlled by, controlling, or under common control with ODI.  For this purpose “control” means direct or indirect beneficial ownership of at least fifty percent (50%) interest in the income or stock of such corporation or other business.

1.9
“Sublicensee” shall mean any corporation, limited liability company, partnership or any business organization which is not controlled directly or indirectly by ODI but to whom ODI transfers know-how, rights, or products to enable said party to sell Licensed Products.

1.10	Net Sales” shall mean the gross income derived by ODI, its Affiliates or its Sublicensees from the sales of Licensed Products or practice of Licensed Methods to independent third parties less:

(a)	Transportation charges or allowances actually paid or granted;

(b)	Trade, quantity, cash or other discounts and brokers’ or agents’ commissions, if any, allowed and actually paid by ODI to independent parties in arms-length transactions;

(c)	Credits or allowances made or given on account of rejects, returns, or retroactive price reductions for any amount not collected; and

(d)	Any tax or governmental charge directly on sale or transportation, use, or delivery of products paid by ODI and not recovered from the purchaser.

ARTICLE II – Grant of License

2.1
REI hereby grants to ODI, subject to all the terms and conditions of this Agreement, the exclusive right and license to test, gain governmental approval of, make, have made, use, distribute, and sell the Licensed Products, to practice the Licensed Method, and to use the Technical Information, in the Territory for the term of this Agreement unless this Agreement is sooner terminated according to the terms herein.

2.2

(a)
ODI shall have the right, subject to the terms of this Section, to enter into sublicensing agreements with any other entity other than an Affiliate for the rights, privileges, and licenses granted hereunder at royalty rates not less than those delineated in Section 4.1 hereof, and RE1 shall be informed of the identity of any such Sublicensee(s) within 10 days of such sublicense.  Prior to execution of a sublicense, ODI may request that REI enter into negotiations to modify the royalty terms of Sections 2.2(a), 2.2(c), or 4.1 and any such modification consistent with Section 12.4 herein will be at the sole discretion of REL.

(b)
ODI agrees that any sublicenses granted by it shall provide that the obligations to REI contained in this Agreement shall be binding upon the Sublicensee(s).  ODI further agrees to attach a copy of this Agreement to any sublicense agreement.

(c)
From any royalties received from its Sublicensee(s), ODI shall pay REI an amount equivalent to the sum REI would otherwise have received in royalties if Licensed Products were sold by 0DI directly.  Recording and payment of such royalties shall be made in accordance with the provisions of ARTICLE IV.

(d)
ODI agrees to forward to REI a copy of any and all fully executed sublicense agreements, and further agrees to forward to RE annually a copy of such reports received by ODI from its Sublicensee(s) during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.

2.3
ODI shall have the right to assign or otherwise transfer this Agreement to any nominee who shall have agreed in writing to be bound to the same extent as 01)I by all terms and conditions of this Agreement

ARTICLE III – Due Diligence

3.1	ODI agrees to use its best efforts to bring the Licensed Products and Licensed Method to the marketplace through a diligent program of development, testing, FDA approval, production and distribution.

ARTICLE IV – Royalties

4.1
In consideration of the license to the Technical Information and Patent Rights granted hereunder by REI to ODI, ODI and/or any Sublicensee(s) shall each pay royalties during the term of this Agreement to REI, as follows:

Four percent (4%) on the Net Sales of Licensed Products sold for use in carrying out the Licensed Method in the United States covered by the Patent Rights, until to lifetime aggregate royalty payment of $100,000 and thereafter, two percent (2%).

Also, no royalties shall be due or payable to RE for Licensed Products sold or distributed, or Licensed Methods practiced, on a non-profit basis.

4.2	Upon expiration of the Patent Rights, the duty to pay royalties shall cease, if not terminated earlier.

4.3	If a Licensed Product under this Agreement is sold in a combination package or kit containing other active products, then Net Sales for purposes of determing royalty payments on the combination package or kit, shall be calculated using one of the following methods:

(a)
By multiplying the net selling price of that combination package by the fraction A/A+B, where A is the gross selling price, during the royalty-paying period in question, of the Licensed Product sold separately, and B is the gross selling price during the royalty period in question, of the other active products sold separately; or

(b)
If no such separate sales are made of the Licensed Product or any of the active products in such combination package or kit during the royalty-paying period in question, Net Sales for the purposes of determining royalty payments, shall be calculated by dividing the net selling price of the combination package by the total number of pharmacologically active agents for sickle cell anemia and thalassemia contained in the combination package or kit.

4.4
Payment of royalties hereunder shall be made by ODI to REI within forty-five (45) days after March 31, June 30, September 30 and December 31 each year during the term of this Agreement in which Licensed Products are sold or Licensed Methods practiced during the preceding calendar quarter.  The last such payment shall be made within forty-five (45) days after termination of this License Agreement

4.5
If any payment due hereunder is not made when due, the payment shall accrue interest beginning on the first day following the due date as herein specified, calculated at the prime interest rate quoted by the Bank of America on the date said payment is due, the interest being compounded on the last day of each calendar quarter.

ARTICLE V – Reports and Records

5.1
ODI shall keep true books of account containing an accurate record of all data necessary for the determination of the amounts payable under ARTICLE IV.  Said records shall be kept at ODI’s principal place of business or the principal place of business of the appropriate division of ODI to which this Agreement relates.  Said records shall be available for inspection by a certified public accountant selected by REI and reasonably acceptable to ODI during regular business hours for two (2) years following the end of the calendar year to which they pertain in order for REI to ascertain the correctness of any report and/or payment made under this Agreement.  The provisions of this Section 5.1 shall survive termination of this Agreement.

5.2
Within forty-five (45) days after March 31, June 30, September 30 and December 31, of each year in which this Agreement is in effect, ODI shall deliver to REI full, true and accurate reports of its activities and those of its Sublicensee(s), if any, relating to this Agreement during the preceding three month period.  These reports shall include at least the following

(a)	Quantity and Doses of Licensed Products manufactured and sold;

(b)	Total billings for Licensed Products sold, where applicable;

(c)	Deductions applicable to a determination of Net Sales;

(d)	Total royalties due; and

(e)	Activities of ODI directed toward testing, carrying out clinical trials, gaining regulatory approvals, and promoting the sale and use of Licensed Products and Licensed Method.

5.3	With each such report, ODI shall pay to REI the royalties due and payable as provided for in Section 4.1. If no royalties are due, ODI shall so report.

ARTICLE VI – Patent Prosecution and Infringement

6.1	Payment of all fees and costs relating to the maintenance of the Patent Rights after the date of this Agreement shall be the responsibility of ODI

(a)
If at any time during the term of this Agreement, ODI furnishes to REI reasonably convincing written evidence of an infringement, whether direct or indirect, of the Patent Rights which eliminates the commercial viability of sales of Licensed Products under the license granted hereunder, and REI shall within three (3) months after receipt of such evidence fail to cause such infringement to terminate or to bring a suit or action to compel termination, then payment of royalties due under ARTICLE IV hereof shall be waived so long as such infringement continues; provided, however, that such royalties shall not be so waived so long as at least one suit or action is being prosecuted by REI for infringement of a patent covering the Invention.

(b)
If after said three (3) months, REI fails to cause such infringement to terminate or to bring a suit or action to compel termination, ODI shall have the right, but not the obligation, to bring such suit or action to compel termination and shall have the right for such purpose to join REI as a party plaintiff at ODI’s expense.  REI independently shall have the right to join any such suit or action brought by 01)I and, in such event, shall pay one-half of the cost of such suit or action from the date of joining.  No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of ODI, which consent shall not unreasonably be withheld.  Any damages recovered by such suit or action shall be first used to reimburse each party hereto for the cost of such suit or action (including attorney’s fees and costs) actually paid by each party hereto as the case may be, then to reimburse REI for any royalties and minimum royalties waived under this Section 6.2 and the residue, if any, shall be divided equally between the parties hereto.

6.2
In any infringement suit that either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its officers, employees, and agents testify when requested and make available relevant records, documents, information, samples and the like.

ARTICLE VII – Term and Termination

7.1
Unless earlier terminated as hereinafter provided, the license granted under Article II shall remain an exclusive license and in full force and effect for the life of the patent issued under the Patent Rights and shall automatically terminate when such Patent shall expire, lapse, or be held invalid or unenforceable by a court of competent jurisdiction.

7.2
If ODI shall fail to begin distributing the Licensed Products within five (5) years, and there are no affiliates, assignees, or sublicensees of ODI doing so, REI shall have the right to terminate this Agreement upon 30 days written notice to ODI.

7.3
If ODI fails to pay RE1 the royalties due and payable hereunder, REI shall have the tight to terminate this Agreement on ninety (90) days written notice, unless ODI shall pay REI within the ninety (90) day notice period, pay all such royalties and interest that are due and payable.  Upon the expiration of the ninety (90) day period, if ODI shall not have paid all such royalties and interest due and payable, REI, at its sole option, may immediately terminate this Agreement and all rights, privileges, and licenses hereunder granted.

7.4	ODI shall have the right to terminate this Agreement at any time upon ninety (90) days written notice to REI, and upon payment of all amounts due REI through the effective date of termination.

7.5
Upon any material breach or default of this Agreement by ODI, REI shall have the right to terminate this Agreement and the rights, privileges and licenses hereunder granted upon ninety (90) days written notice to ODI.  Such termination shall become effective immediately at the conclusion of such notice period unless ODI shall have cured any such breach or default prior to the expiration of the ninety (90) day period.

7.6
Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.  ODI, any Affiliates, and any Sublicensee thereof may, after the effective date of such termination, sell all Licensed Products which are in inventory at the time of termination, and complete and sell Licensed Products which ODI can clearly demonstrate were in the process of manufacture (or otherwise cannot be canceled without imposition of a penalty or cost) at the time of such termination, provided that ODI shall pay to REI the royalties thereon as required by ARTICLE IV of this Agreement and shall submit the reports required by ARTICLE V hereof on the sales of Licensed Products.

7.7	Upon termination of this Agreement for any reason, any Sublicense(s) not then in default shall continue in full force and effect except that REI shall be substituted in place of ODI.

ARTICLE VIII – Options

8.1
If REI wishes to assign this Agreement to any third party, prior to contacting to do so, it shall give ODI a right of first refusal to match or beat any such offer.  If ODI does not do so within 30 days of such offer, then such assignment to such third party can take place.

ARTICLE IX – Secrecy

9.1
As part of its commercialization of the Licensed Product and Licensed Method in the United States, ODI must obtain FDA approval for the Licensed Product and Licensed Method Inasmuch as any unjustified or unwarranted positive information concerning the Licensed Product and Licensed Method may negatively impact the approval process, REI agrees not to make any statements concerning this Agreement or the Licensed Product and Licensed Method without the prior written approval of ODI, which approval shall not unreasonably be withheld.

ARTICLE X – Notices

10.1
Any notice to be given under this Agreement shall be validly given if delivered personally, sent by certified mail (return receipt requested), sent by facsimile transmission (with signed acknowledgment of receipt), or by a nationally recognized overnight courier service (with signed acknowledgment of receipt), as follows:

TO REI:	Daniel Hollander, M.D., Title: President and CEO Harbor-UCLA Research and Education Institute 1124 W. Carson St. Torrance, CA 90502-2064

TO ODI:	Yutaka Niibara, M.D., General Manager 27916 Alvarez Dr. Rancho Palos Verdes, CA 90275 Tel: 310-544-4681

ARTICLE XI – MISCELLANEOUS

11.1
Relationship- The parties agree that the sole relationship between REl and ODI hereunder will be that of licensor and licensee.  Nothing herein shall constitute or be interpreted to make either party the agent of the other party, and neither party shall in any way be authorized to obligate the other party in any transaction with a third party.

11.2
Law Suits- Any irreconcilable controversy or claim arising out of or relating to this Agreement, or the breach thereof, including whether Products are within the scope of the license to the Patent Rights granted, shall fast be attempted to be amicably resolved by mediation in Los Angeles County.  If the parties cannot resolve their differences by mediation, the parties agree that jurisdiction and venue for any lawsuit shall be in a Federal or State Court in Los Angeles County.  The prevailing party in such a lawsuit shall be entitled to its attorneys’ fees and other costs.

11.3
Entire Agreement- Unless expressly provided otherwise in writing elsewhere, the parties acknowledge and agree that this Agreement constitutes the entire agreement and understanding in relation to the subject matter of this Agreement and supersedes all previous communications, proposals, representations and agreements whether oral or written relating to the subject matter of this Agreement

11.4	Modification-The parties acknowledge and agree that this Agreement may only_be modified by the mutual written agreement of the parties.

11.5	Force Majeure- Neither of the parties shall be liable, nor deemed to be in default, for failure to perform its obligations due to force majeure.

11.6
Severability- Each party agrees that, should any provision of this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable law or policy, such provision may be severed and modified by the court to the extent necessary to comply with the applicable law or policy, and such modified provision and the remainder of the provisions hereof will continue in full force and effect.

11.7	Captions- The caption for any provision in this Agreement is used as a matter of convenience and is not to be used to interpret or construe the meaning of any provision.

11.8
Counterparts- This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.9
To protect intellectual property rights or any rights to damages, ODI shall mark and shall cause all sublicensees to mark all Licensed Products with United States Patent No.  5,693,671 in accordance with applicable patent marking laws.

ARTICLE XII – Indemnity and Product Liability Insurance

12.1	ODI hereby agrees to indemnify, defend and hold harmless REI and its trustees, officers, employees, scientists and agents from any liability or expense arising from:

12.1.1           any product liability claim asserted by any party as to any Licensed Method practiced or any Licensed Product manufactured or sold by ODI or ODI’s sublicensee or any claims arising from ODI’s use of the Patent Rights or Technical Information pursuant to this Agreement;

12.1.2           non-compliance by 01)1 with laws affecting this Agreement or the sale of Licensed Products;

This indemnity excludes liability arising from the willful misconduct or negligence of REI.

12.2
Before Licensed Products are commercially sold or Licensed Methods practiced on humans, ODI or its sublicensee shall obtain comprehensive general liability insurance policies, including, without limitation, product liability insurance coverage in the minimum amount of $5,000,000, and shall furnish to RE, certificates of insurance evidencing the foregoing coverage.  The liability insurance obtained by ODI shall be written by an insurance carrier reasonably acceptable to REI, shall name REI as an additional insured, and shall contain an endorsement to provide REI with at least sixty (60) days prior written notice of any cancellation, non-renewal or reduction in coverage.  In the event that ODI fails to provide REI with evidence of this insurance, RE1 may, in its sole discretion, terminate this Agreement or purchase such insurance at ODI’s sole cost and expense.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

By:	/s/ Daniel Hollander_______	By:	/s/ Yutaka Niihara ______
	Name: Daniel Hollander, M.D. Title: President and CEO		Name: Yutaka Niihara Title: General Manager

WITNESSED BY:		WITNESSED BY:
	/s/ Arthur I. Zweben_________		/s/ Kouichi R. Tanaka_______
	Name: Arthur I. Zweben Title: Director, Business Development And Laboratory Services		Name: Kouichi R. Tanaka, M.D. Title: Co-Inventor

ADDENDUM TO LICENSING AGREEMENT

This Addendum amends the Licensing Agreement of March 7, 2001 (“Agreement”), by and between Orphan Drugs International, L.L.C. (incorrectly identified as Orphan Drug International, L.L.C. in the Agreement) and Harbor-UCLA Research and Education Institute (“REI”) and is effective as of the last date set forth below.

WHEREAS, Orphan Drugs International, L.L.C. changed its name to Emmaus Medical, LLC, on March 7, 2002;

WHEREAS, Emmaus Medical, LLC merged into Emmaus Medical, Inc. on October 9, 2003 and Emmaus Medical, Inc. wishes to assume the rights and obligations under the Agreement; and

WHEREAS, Emmaus Medical, Inc., as the new licensee, wishes to extend the term of the Agreement as set forth in Article 7.2.

NOW THEREFORE, in consideration of the mutual consideration and covenants herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE XIII  Each occurrence of “Orphan Drug International, L.L.C.” or “ODI”

appearing in the Agreement is replaced with “Emmaus Medical, Inc.”

ARTICLE XIV Insert new Article 4.6 after Article 4.5 as follows:

“4.6
If Emmaus Medical, Inc. or its Affiliates, Assignees, or Sublicensees should fail to begin distributing the Licensed Products within five (5) years of the execution date of the License Agreement (i.e. by March 7, 2006), the royalty rate provided in Article 4.1 will increase from four percent (4%) to four and one-half percent (4½%) until a lifetime aggregate royalty payment of $100,000 is reached, and the royalty payment of two percent (2%) will increase to two and one-half percent (2½) for as many years (rounded up) as there is a delay in beginning to distribute the Licensed Products, after which the royalty rates shall revert to those set forth in Article 4.1.  No royalties shall be due or payable to REI for Licensed Products sold or distributed, or Licensed Methods practiced, on a non-profit basis.”

ARTICLE XV Article 7.2 is replaced with the following new Article 7.2:

“7.2
If Emmaus Medical, Inc. shall fail to begin distributing the Licensed Products within five (5) years of the effective date of the License Agreement, and there are no affiliates, assignees, or sublicensees of Emmaus Medical, Inc. doing so, the royalty provisions set forth in Article 4.1 shall switch over to the royalty provisions of Article 4.6”

ARTICLE XVI In Article X, please change the addressees as follows:

TO REI:	Kenneth P. Trevett, J.D., President/CEO
Harbor-UCLA Research and Education Institute
1124 W. Carson Street
Torrance, CA 90502-2064

TO Emmaus Medical, Inc.:	Yutaka Niihara, President and Treasurer
24 Covered Wagon Lane
Rolling Hills Estates, CA 90274

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to the Licensing Agreement of March 7, 2001 to be executed by their duly authorized representatives.

Harbor-UCLA Research and Education Institute	Emmaus Medical, Inc.

By: /s/ Kenneth P. Trevett, J.D.	By: /s/ Yutaka Niihara
Name: Kenneth P. Trevett, J.D.	Name: Yutaka Niihara
Title: President/CEO	Title: President and Treasurer

Dated: December 18, 2003	Dated: December 19, 2003

WITNESSED BY:	WITNESSED BY:

/s/ Arthus I. Zweben	/s/ Daniel R. Kimbell
Name: Arthur I. Zweben	Name: Daniel R. Kimbell
Title: Director, Business Development and Laboratory Services	Title: COO and Secretary